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                                            SECURITIES AND EXCHANGE COMMISSION                       -----------------------------
                                                Washington, D.C. 20549                              OMB Number:
                                                                                                    Expires:
                                                                                                    Estimated average burden
                                                      FORM 12b-25                                   hours per response ..... 2.50
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                                             NOTIFICATION OF LATE FILING                               COMMISSION FILE NUMBER
                                                                                                              1-7190
(Check One):  | | Form 10-K and Form 10-KSB  | | Form 20-F  | | Form 11-K
              |X| Form 10-Q and Form 10-QSB  |_| Form N-SAR                                         -----------------------------
                                                                                                    -----------------------------
                                                                                                             CUSIP NUMBER

     For Period Ended: March 31, 2000
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     [ ] Transition Report on Form 10-K and Form 10-KSB
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q and Form 10-QSB
     [ ] Transition Report on Form N-SAR

     For the Transition Period Ended: ___________________________________________________________________________________________

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                            Read Attached Instruction (on back page) Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

                           IMPERIAL INDUSTRIES, INC.
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Full Name of Registrant

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Former Name if Applicable

                           1259 Northwest 21st Street
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Address of Principal Executive Office (Street and Number)

                          Pompano Beach, Florida 33014
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City, State and Zip Code

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PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to
Rule 12b-25(b), the following should be completed. (Check appropriate box.)

  |X|   | (a) The reasons  described in  reasonable  detail in Part III of this form could not be  eliminated  without  unreasonable
        |     effort or expense;
        |
  |X|   | (b) The  subject  annual report,  semi-annual  report,  transition  report on Forms 10-K, 10-KSB, Form 20-F, Form 11-K,
        |     Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the  prescribed  due
        |     date;  or the subject  quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed
        |     on or before the fifth calendar day following the prescribed due date; and
        |
  |_|   | (c) The accountant's  statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III -- NARRATIVE

         State below in reasonable detail why the Form 10-K, and Form 10-KSB, 11-K, 20-F 10-Q, and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed.)

         During the first quarter of 2000, the Company completed four acquisitions. The resulting integration of these acquisitions with the Company's accounting and reporting structure has delayed the compilation of the Company's first quarter results. The Company therefore requests an extension in the filing of the Form 10-Q for the period ending March 31, 2000.

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PART IV--OTHER INFORMATION

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(1) Name and telephone number of person to contact in regard to this notification

    Howard L. Ehler, Jr. Executive Vice President/ Chief Financial Officer                           (954) 917-7665
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                  (Name)                                                                     (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section  13 or 15(d) of  the Securities Exchange Act of
    1934 or Section 30  of the  Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that  the  registrant was required to file such report(s) been filed? If the answer
    is no, identify report(s).                                                                                |X| Yes  |_| No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings  statements to be included in the subject
    report or portion thereof?                                                                                |_| Yes  |X| No

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    If so, attach an explanation of the anticipated  change,  both narratively and  quantitatively,  and, if appropriate,  state the reasons why a reasonable estimate of the results cannot be made.

                                                       IMPERIAL INDUSTRIES, INC.
                                        --------------------------------------------------
                                            (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  May 12, 2000                By: /s/ Howard L. Ehler, Jr.
                                      ----------------------------
                                        Howard L. Ehler, Jr.
                                      Executive Vice President
                                      Chief Financial Officer

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